EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)
                                   (unaudited)

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

                                                                                   Year Ended June 30,
                                                                                   -------------------
                                                             1999           2000            2001           2002          2003
                                                             ----           ----            ----           ----          ----
Fixed Charges:
Interest expense on indebtedness                        $       38,018  $      42,179  $       44,292  $     46,553  $      45,026
Amortization of debt insurance costs                             1,245          1,306           1,561         2,033          2,500
Capitalized interest                                               637            447           4,824         1,772             11
Interest expense on portion of rent
   expense representative of interest                            1,449          1,270           1,450         1,795          1,759
                                                        --------------- -------------- --------------- ------------- --------------
        Total fixed charges                             $       41,349  $      45,202  $       52,127  $     52,153  $      49,296
                                                        =============== ============== =============== ============= ==============
Earnings:
Net income (loss) before provision for income taxes     $       70,330  $      89,117  $       64,329  $    (22,924) $     (42,016)
Fixed charges per above less capitalized interest               40,712         44,755          47,303        50,381         49,285
Amortization of capitalized interest                               140            182             208           529            647
                                                        --------------- -------------- --------------- ------------- --------------
Total earnings                                          $      111,182  $     134,054  $      111,840  $     27,986  $       7,916
                                                        =============== ============== =============== ============= ==============
Ratio of Earnings to Fixed Charges                                2.7x           3.0x            2.2x          0.5x           0.2x
                                                        =============== ============== =============== ============= ==============
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